                                                                    EXHIBIT 10.1

                 PURCHASE, SALE AND SERVICING TRANSFER AGREEMENT

                                      AMONG

                          WORLD FINANCIAL CAPITAL BANK,

                BLAIR CORPORATION, JLB SERVICE BANK OF DELAWARE,

                        BLAIR CREDIT SERVICES CORPORATION

                                       AND

                             BLAIR FACTORING COMPANY

                           DATED AS OF APRIL 26, 2005

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS....................................................     2

   SECTION 1.1     Definitions of Certain Terms..........................     2
   SECTION 1.2     Interpretation........................................     7

ARTICLE II PURCHASE, SALE AND ASSUMPTION.................................     8

   SECTION 2.1     Purchase and Sale of Assets...........................     8
   SECTION 2.2     Assumption of Liabilities.............................     8
   SECTION 2.3     Purchase Price; Purchase Price Adjustment.............     8
   SECTION 2.4     Intentionally Omitted.................................     9
   SECTION 2.5     Intentionally Omitted.................................     9
   SECTION 2.6     Reimbursement For Non-Eligible Accounts...............     9
   SECTION 2.7     Post-Closing Deliveries...............................     9

ARTICLE III CLOSING; ASSIGNMENT..........................................    10

   SECTION 3.1     The Closing...........................................    10

ARTICLE IV REPRESENTATIONS OF THE PARTIES................................    11

   SECTION 4.1     Representations of the Sellers........................    11
   SECTION 4.2     Representations of the Purchaser......................    14
   SECTION 4.3     No Other Representations or Warranties................    16

ARTICLE V COVENANTS......................................................    16

   SECTION 5.1     Conduct of Business...................................    16
   SECTION 5.2     Certain Changes.......................................    17
   SECTION 5.3     Access and Confidentiality............................    18
   SECTION 5.4     Reasonable Efforts; Other Filings.....................    18
   SECTION 5.5     Additional Instruments................................    20
   SECTION 5.6     Marks; Branding.......................................    20
   SECTION 5.7     Notice to Customers...................................    20
   SECTION 5.8     Intentionally Omitted.................................    20
   SECTION 5.9     Post-Closing Access...................................    20
   SECTION 5.10    Cooperation in Litigation.............................    21
   SECTION 5.11    Bulk Sales Law........................................    21
   SECTION 5.12    Sellers other than the Parent.........................    21
   SECTION 5.13    Other Negotiations....................................    21
   SECTION 5.14    No Waiver.............................................    21

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE VI TAXES.........................................................    22

ARTICLE VII CONDITIONS...................................................    23

   SECTION 7.1     Conditions to Each Party's Obligations to
                      Effect the Purchase and Assumption.................    23
   SECTION 7.2     Conditions to Obligations of the Purchaser............    24
   SECTION 7.3     Conditions to Obligations of the Sellers..............    24

ARTICLE VIII TERMINATION.................................................    25

   SECTION 8.1     Termination...........................................    25
   SECTION 8.2     Effect of Termination.................................    26

ARTICLE IX SURVIVAL; INDEMNIFICATION.....................................    26

   SECTION 9.1     Survival..............................................    26
   SECTION 9.2     Indemnification by the Sellers........................    26
   SECTION 9.3     Indemnification by the Purchaser .....................    27
   SECTION 9.4     Notice, Settlements and Other Matters.................    28

ARTICLE X MISCELLANEOUS..................................................    30

   SECTION 10.1    Notices...............................................    30
   SECTION 10.2    Expenses..............................................    31
   SECTION 10.3    Successors and Assigns................................    31
   SECTION 10.4    Entire Agreement; Amendment; Waiver...................    32
   SECTION 10.5    Counterparts..........................................    32
   SECTION 10.6    Governing Law.........................................    32
   SECTION 10.7    Waiver of Jury Trial..................................    32
   SECTION 10.8    Severability .........................................    32
   SECTION 10.9    Public Announcement...................................    32
   SECTION 10.10   Third-Party Beneficiaries.............................    32
   SECTION 10.11   Further Assurances....................................    32

SCHEDULES AND ANNEXES

Schedule A   Closing Statement
Schedule B   Write-Off Policy
Schedule C   Certain Defined Terms
Annex A      Form of Program Agreement
Annex B      Form of Assignment and Assumption Agreement

     PURCHASE, SALE AND SERVICING TRANSFER AGREEMENT, dated as of April 26, 2005 (this "Agreement"), among Blair Corporation, a Delaware corporation (the "Parent"), JLB Service Bank of Delaware, a bank organized under the laws of the state of Delaware ("JLB"), Blair Credit Services Corporation, a Delaware corporation ("BCSC"), Blair Factoring Company, a Delaware corporation ("BF"), and World Financial Capital Bank, an industrial loan bank with its principal offices located in Utah (the "Purchaser").

                                    RECITALS

     WHEREAS, the Parent is, among other things, (i) engaged in the business of selling merchandise through catalogs, retail stores and by other means and (ii) directly and indirectly through certain of its Subsidiaries, including JLB, BCSC and BF, engaged in the Business (as defined herein);

     WHEREAS, pursuant to this Agreement, the Parent and its Subsidiaries JLB, BCSC and BF desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers (as defined below), the Acquired Assets (as defined below) used in the Business pursuant to the terms contained and in the manner described herein;

     WHEREAS, the Parent entered into that certain Receivables Purchase Agreement, dated as of December 20, 2001, as amended and/or supplemented through the Closing Date (the "Pooling Agreement"), by and among, BF, as seller, BCSC as servicer, and PNC Bank, National Association and the conduit purchaser party thereto (collectively, the "Pooling Agreement");

     WHEREAS, on the date hereof, the Parent and the Purchaser are entering into a Program Agreement (the "Program Agreement") in the form attached hereto as Annex A, to become effective as of the Closing under this Agreement, that provides for, among other things, the issuance of Parent proprietary cards, the issuance of existing and new credit related products to be developed with the Purchaser, the processing and servicing of the related accounts, and the conduct of related marketing activities; and

     WHEREAS, simultaneously with the Closing under this Agreement, the Sellers, the Purchaser and certain of their respective Affiliates desire to enter into other agreements in connection with the transactions contemplated hereby.

     NOW, THEREFORE, in consideration of these premises, and of the mutual representations and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1 Definitions of Certain Terms.

     (a) In this Agreement, the following terms are used with the meanings assigned below:

     "Account Agreement" means an agreement (including related disclosure) between Sellers or their Affiliates and a Person or Persons under which accounts are established and pursuant to which credit is made available to or on behalf of such Person or Persons, as such agreement may be amended, modified or otherwise changed from time to time (including pursuant to change of terms notices).

     "Accrued Interest" means the aggregate amount of all finance charges that were accrued and earned, but not posted to the Eligible Accounts as of the Cut-Off Time.

     "Acquired Assets" means all right, title and interest of the Sellers, free of any Liens, in and to the following assets and properties:

          (1) the Eligible Accounts and the Gross Receivables accrued as of the Cut-Off Time related to the Eligible Accounts;

          (2) the applications for Eligible Accounts pending and solicitations for Eligible Accounts outstanding;

          (3)  the Account Agreements and the Master File;

          (4)  the Bad Debt Inventory;

          (5)  the Books and Records;

          (6) rights, claims, credits, causes of action and rights of set-off against third parties relating principally to the Business or any Acquired Assets; and

          (7)  the Scoring Models.

     "Action" means any claim, action, complaint, investigation, subpoena, petition, suit or other proceeding, whether civil, criminal or administrative, in law or in equity, or before any arbitrator or Governmental Authority.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "Applicable Order" means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any of its property.

     "Assumed Liabilities" mean the following Liabilities of the Sellers:

          (1) all obligations to Customers from and after the Closing Date in respect of Eligible Accounts to perform under Account Agreements, including payment of credit balances as of the Cut-Off Time;

          (2) all fees, normal operating assessments and other charges relating to the Eligible Accounts that are incurred or accrue on or after the Closing Date;

          (3) all Liabilities for Taxes relating to the Business or the Acquired Assets to the extent set forth in Article VI; and

          (4) all obligations relating to Bad Debt Inventory after the Closing Date.

     "Bad Debt Inventory" shall mean all accounts charged off by Blair for any reason (but excluding commissions of collection agencies), except those accounts twenty-four (24) months or greater past due that Blair is in the process of selling in the ordinary course of business at the date of this Agreement.

     "Books and Records" means books, records, original documents, files and papers maintained by or for the Sellers, whether in hard copy or electronic format, in each case to the extent within any Seller's control and/or possession and principally used in the Business, other than Tax returns or Tax workpapers.

     "Business" means the business relating to the Eligible Accounts, including the extension of credit to Customers, the servicing and management of the Eligible Accounts, billings, collections, processing of Eligible Account transactions and the administration of the Eligible Accounts and Gross Receivables, and any actions taken with respect to the Bad Debt Inventory.

     "Business Day" means any day other than a Saturday, a Sunday or a day on which banks located in New York or Pennsylvania generally are required or authorized by law or executive order to close.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Constituent Documents" means the articles of association, articles of incorporation, certificate of incorporation, by-laws and/or other organizational documents, as appropriate, of any Person.

     "Contract" means, with respect to any Person, any agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any amount of its properties, is bound and/or subject.

     "Conversion Date" has the meaning assigned to such term in the Program Agreement.

     "Customer" means a Person or Persons at no time employed by Parent or any of its Affiliates in whose name(s) a credit account has been established pursuant to an Account Agreement.

     "Cut-Off Time" means 11:59 PM Eastern time on the date immediately preceding the Closing Date.

     "Eligible Account" means, as of the Cut-Off Time, any account that is current through 179 days past due, identified by name and account number under which a purchase or credit transaction may be or has been made by a Customer, which has not been nor should have been written-off as part of the Sellers' normal policies and procedures, and for which an Account Agreement is in effect as of the Closing Date; provided that "Eligible Account" shall not include any account where the accountholder is deceased or has been declared incompetent or is subject to any petition under federal bankruptcy law, which account has been found to be fraudulent, as to which the accountholder is under 18 years of age or is not an individual or which account is maintained in a corporate or business name, as to which account there is no valid Account Agreement, which account is subject to a claim or litigation, or a final Office of Foreign Assets Control check, or which account is more than 180 days past due.

     "Eligible Receivables" means all Gross Receivables.

     "Estimated Closing Statement" means a statement prepared by the Sellers, substantially in the form of Schedule A, showing in reasonable detail the Sellers' calculation of the Estimated Purchase Price.

     "Estimated Purchase Price" means the calculation of the Purchase Price based on data available as of the close of business on the fifth Business Day preceding the Closing Date, in accordance with the Estimated Closing Statement.

     "Federal Funds Rate" means the offered rate as reported in The Wall Street Journal in the "Money Rates" section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, the rate published for the preceding Business Day.

     "Final Closing Statement" means a statement prepared by the Purchaser, substantially in the form of Schedule A, showing in reasonable detail the Purchaser's calculation of the Purchase Price, based on the Eligible Accounts and the Acquired Assets as of the Cut-Off Time.

     "GAAP" means generally accepted accounting principles in the United States.

     "Governmental Authority" means any domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity exercising legislative, judicial, regulatory or administrative functions.

     "Gross Receivables" means all amounts owing (after deduction of credit balances scheduled as of the Cut-Off Time and unapplied cash) to the Sellers from Customers with respect to Eligible Accounts (including outstanding loans, cash advances and other extensions of credit; billed or posted but unbilled finance charges and late charges; Accrued Interest; and any other fees, charges and interest assessed on the Eligible Accounts) as of the Cut-Off Time (or, solely with respect to the Estimated Closing Statement, as of the close of business on the fifth Business Day preceding the Closing Date).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnity Cap Amount" has the meaning set forth on Schedule C.

     "Indemnity Deductible" has the meaning set forth on Schedule C.

     "Intellectual Property Right" means any intellectual property right, including any trademark, service mark or other source indicator, invention, patent, copyright, trade secret, know-how, and any registration or application for registration of any of the foregoing.

     "Knowledge" means the actual knowledge of the executive officers of the respective parties who have managerial responsibility for the relevant area of the party's business or operations.

     "Liability" means any debt, liability, commitment or obligation, of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise.

     "Lien" means, with respect to any property, any lien, security interest, mortgage, pledge, charge or encumbrance relating to that property, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property, or tax related lien.

     "Master File" means the master file maintained by the Sellers with respect to the Eligible Accounts, including identification and other Customer data and Eligible Account information, the names and addresses of Customers with respect to the Eligible Accounts and any and all Eligible Account adjustments made by or on behalf of the Sellers in the form commonly maintained by Sellers or an Affiliate of Sellers.

     "Material Adverse Effect" means:

          (a) With respect to the Business, a material adverse change in, or a material adverse effect upon, the results of operations or financial condition of the Business, taken as a whole, excluding any effect or change attributable to or resulting from (1) events, conditions or occurrences in economic, business or financial conditions generally affecting the consumer credit business or banking industry, (2) financial market conditions, including interest rates or changes therein, (3)
               changes in laws, GAAP or regulatory accounting principles, (4) any action, omission, change, effect, circumstance or condition contemplated by this Agreement, or attributable to the signing and announcement of this Agreement or the transactions contemplated by this Agreement or (5) any actions or omissions required by the terms of this Agreement; and

          (b) With respect to the Sellers or the Purchaser, impairment of the ability of the relevant Person or Persons to perform its or their obligations under this Agreement.

     "Permissible Liens" means Liens for taxes, assessments and other governmental charges or levies not yet due or which are being contested in good faith by appropriate action.

     "Person" means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

     "Previously Disclosed" means, with respect to the Seller or the Purchaser, information previously given in writing by one party to the other party, whether in response to an express informational requirement or as an exception to one or more representations or covenants.

     "Purchase Price" means the purchase price as defined in Schedule A, payable in accordance with the Final Closing Statement, as finally determined in accordance with Section 2.3.

     "Requirement of Law" means, with respect to any Person, any law, ordinance, statute, treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding on that Person or any material amount of its property.

     "Requisite Regulatory Approvals" means the consents, registrations, approvals, permits or authorizations referred to in clause (i) of Section 7.1(a).

     "Scoring Models" means the Customer risk scorecard and the Customer behavioral risk scorecard developed on behalf of the Sellers relating to the Eligible Accounts and maintained by Sellers or an Affiliate of Sellers.

     "Sellers" means the Parent, JLB, BCSC and BF.

     "Subsidiary" means, with respect to any Person, any other Person a majority of the outstanding voting securities of which are owned directly or indirectly by such Person.

     "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Tax.

     "Taxes" means (A) any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and (B) any Liability of the Sellers for the payment of any amounts of the type described in clause (A) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period.

     (b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Agreement...................   Preamble
Allocation Statement........   2.4(a)
BF (and JLB and BCSC).......   Preamble
Closing.....................   3.1(a)
Closing Date................   3.1(a)
Confidentiality Agreement...   5.3(c)
Indemnified Party...........   9.4(a)
Indemnifying Party..........   9.4(a)
Losses......................   9.2
Parent......................   Preamble
Pooling Agreement...........   Recitals
Program Agreement...........   Recitals
Purchase and Assumption.....   3.1(a)
Purchaser...................   Preamble

     SECTION 1.2 Interpretation.

     (a) In this Agreement, unless the context otherwise requires, references to:

          (i) the Preamble or the Recitals, Sections, Annexes or Schedules refer to the Preamble or a Recital or Section of, or Annex or Schedule to, this Agreement;

          (ii) any statute or regulation refer to the statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute or regulation include any successor to the section;

          (iii) any Governmental Authority include any successor to the Governmental Authority; and

          (iv) this Agreement are to this Agreement, the Schedules, and to the Annexes hereto.

     (b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

     (c) Whenever the word "include," "includes" or "including" is used in this Agreement, it will be deemed to be followed by the words "without limitation."

     (d) Unless the context otherwise requires, the word "or" when used in this Agreement will be deemed to have the inclusive meaning represented by the phrase "and/or."

     (e) This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the other.

                                   ARTICLE II
                          PURCHASE, SALE AND ASSUMPTION

     SECTION 2.1 Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement at the time of the Closing, and effective from and after the Closing Date, the Sellers shall sell, convey and assign to the Purchaser, free and clear of all Liens, except Permissible Liens, the Acquired Assets, and the Purchaser agrees to purchase all such Acquired Assets.

     SECTION 2.2 Assumption of Liabilities. On the terms and subject to the conditions of this Agreement from and after the Closing Date, the Purchaser agrees to assume, pay, defend, discharge and perform as and when due the Assumed Liabilities.

     SECTION 2.3 Purchase Price; Purchase Price Adjustment.

     (a) On the second Business Day before the Closing, the Parent, on behalf of the Sellers, will deliver to the Purchaser the Estimated Closing Statement reflecting the Sellers' calculation of the Estimated Purchase Price to be paid by the Purchaser at the Closing.

     (b) Within sixty (60) Business Days after the Closing, Purchaser will deliver to Parent the Final Closing Statement prepared based on the information in the Master File and the other Acquired Assets as of the Cut-Off Time and copies of the Master File as of the Cut-Off Time and all material working papers relating to the Final Closing Statement.

     (c) The Parent shall, within fifteen (15) days after receipt of the Final Closing Statement, advise the Purchaser in writing and in reasonable detail of any inaccuracies it believes were reflected in the Final Closing Statement. In the event no such objection is delivered to the Purchaser within such time period, the Final Closing Statement, as delivered to the Parent, shall be final and binding upon the parties. In the event the Parent delivers such an objection, the Sellers and the Purchaser shall attempt in good faith to resolve their differences. In the event all differences are not resolved within thirty
(30) days following receipt of the Final Closing Statement by the Parent, then the issues remaining unresolved shall be determined by an independent public accountant mutually acceptable to the Parent and the Purchaser (the "Accountant"). The Accountant shall resolve all disputed items in accordance with the provisions of this Agreement. In making its determination, the Accountant may only consider those items and amounts as to which the Purchaser and the Sellers have disagreed within the time periods and the permitted grounds specified. The Accountant's determination will be conclusive and binding on the Purchaser and the Sellers absent manifest error. The fees of the Accountant will be shared by the Purchaser and the Sellers in proportion to the relative differences between their respective calculations of the Purchase Price and the amount determined by the Accountant.

     (d) If the Estimated Purchase Price exceeds the Purchase Price, then the Parent, on behalf of the Sellers, shall, within five (5) Business Days after the Purchase Price has been finally determined pursuant to Section 2.3(c), pay such excess to the Purchaser, together with interest on such excess for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. If the Estimated Purchase Price is less than the Purchase Price, then the Purchaser shall, within five (5) Business Days after the Purchase Price has been finally determined pursuant to
Section 2.3(c), pay such deficiency to the Parent on behalf of the Sellers, together with interest on such deficiency for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Federal Funds Rate. Each party to this Agreement will make available to the other parties, and to the Accountant, its and its accountants' work papers, schedules and other supporting data as may be reasonably requested by such party to enable it to verify the amounts set forth in the Final Closing Statement.

     SECTION 2.4 Intentionally Omitted.

     SECTION 2.5 Intentionally Omitted.

     SECTION 2.6 Reimbursement For Non-Eligible Accounts. If Sellers transfer any non-Eligible Accounts and related Gross Receivables to the Purchaser, then during the one hundred eighty (180) day period following the Closing Date, the Sellers shall promptly, following written notice to the Sellers by the Purchaser, repurchase all such non-Eligible Accounts and related Gross Receivables. The Sellers shall pay to the Purchaser, for any such repurchases, an amount equal to the Purchase Price of the Eligible Accounts and/or Gross Receivables together with interest at the Federal Funds Rate on such Purchase Price from the Closing Date to the date of payment, and the Purchaser will reassign such non-Eligible Accounts and/or Gross Receivables to the Sellers and the Purchaser will promptly credit against the Seller's payment all Customers' payments received for such non-Eligible Accounts. The Sellers will assume any obligations of the Purchaser to refund such Customer payments. This provision applies only to accounts that were not charged off by Blair prior to Closing.

     SECTION 2.7 Post-Closing Deliveries.

     (a) The Sellers shall be entitled to retain all payments from Customers on Eligible Accounts posted by the Sellers prior to the cut-Off Time.

     (b) All payments posted to the Eligible Accounts by the Sellers after the Cut-Off Time shall be deposited by the Sellers in their own account and thereafter settled with the Purchaser in accordance with the provisions of this
Section 2.7. The Purchaser hereby authorizes and empowers the Sellers to sign and endorse (without recourse by the Purchaser against the Sellers with respect to such endorsement) the Purchaser's name as the Purchaser's attorney-in-fact on all checks, drafts, money orders or other forms of payment relating to such Eligible Account so received by the Sellers but payable to the order of the Purchaser. Within 24 hours after the end of each Business Day, the Sellers will provide the Purchaser with a computer tape listing all said payments containing the amount and Eligible Account number for each payment so received by the Sellers. The Sellers will transfer via wire transmission or automated clearinghouse said funds to the Purchaser, without cost to the Purchaser, for the first thirty (30) days after the Closing Date, on each Friday following the Closing and monthly thereafter. If the Purchaser receives any checks, drafts, money orders or other forms of payment relating to the Eligible Accounts subsequent to the Cut-Off Time, which instruments are payable to the order of the Sellers, the Sellers hereby authorize and empower the Purchaser to sign and endorse (without recourse by the Sellers against the Purchasers with respect to such endorsement) the Seller's name as the Sellers' attorney-in-fact on such Eligible Accounts to facilitate the deposit thereof. If any such payment is sent to the Purchaser later than specified above, such payment shall be accompanied by interest on such amount calculated on the basis of an interest rate equal to the Federal Funds Rate for each day during the period between the date of receipt of such payment by the Sellers and the date the Sellers pay the Purchaser.

                                   ARTICLE III
                               CLOSING; ASSIGNMENT

     SECTION 3.1 The Closing.

     (a) The closing (the "Closing") of the purchase and sale of the Acquired Assets and assumption of the Assumed Liabilities hereunder (collectively, the "Purchase and Assumption") will take place through the wire transfer of the Estimated Purchase Price and facsimile exchange, together with subsequent overnight courier exchange, of the required closing documents, on the Business Day after the last of the conditions set forth in Sections 7.1, 7.2 and 7.3 (other than conditions relating solely to the delivery of documents to be dated the Closing Date) has been satisfied or waived in accordance with the terms of this Agreement or at such other date as the parties hereto jointly designate in writing (the "Closing Date").

     (b) At the Closing, the Purchaser will, and the Sellers will, deliver or cause to be delivered to each other an agreement of sale, assignment, transfer and conveyance of the Acquired Assets and assumption of the Assumed Liabilities, respectively, in substantially the forms set forth in Annex B and such other instruments as are necessary or appropriate to reflect any alternative arrangements described in Section 2.5, appropriately executed by the Sellers and the Purchaser.

     (c) At the Closing, the Purchaser will pay the Estimated Purchase Price by initiating a wire transfer of immediately available funds (in U.S. dollars) on the Closing Date to an account or accounts specified by the Parent at least one Business Day prior to the Closing Date.

     (d) If a credit is posted to an Eligible Account after the Cut-Off Time with respect to a Gross Receivable arising prior to the Cut-Off Time, the Purchaser shall notify the Sellers and the Sellers shall send to the Purchaser the amount of such credit. Such payments shall be transmitted to the Purchaser on each Friday following the Closing Date. If any such payment is sent to the Purchaser later than specified above, such payment shall be accompanied by interest on such amount calculated on the basis of an interest rate equal to the Federal Funds Rate for each day during the period between the date of such credit and the date the Sellers pay the Purchaser.

                                   ARTICLE IV
                         REPRESENTATIONS OF THE PARTIES

     SECTION 4.1 Representations of the Sellers. The Sellers represent to the Purchaser as follows, Purchaser acknowledging that as of the date of this Agreement the Pooling Agreement and related agreements are in full force and effect and the following representations are subject to the termination thereof in accordance with Section 7.1 and 7.2(a) thereof:

     (a) Existence and Authority. Each Seller is duly organized and validly existing under its jurisdiction of organization. Each Seller has the requisite power and authority to own the Acquired Assets owned by it and to carry on the Business as currently conducted by it, and is duly qualified to do business in each jurisdiction where its the ownership or operation of the Acquired Assets or its conduct of the Business requires such qualification, except for any failure to have such authority or be so qualified that would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers.

     (b) Authorization and Validity. Each Seller has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized by each Seller party thereto. This Agreement has been duly executed and delivered by each Seller. Subject to required regulatory filings with and approvals by the Federal Deposit Insurance Corporation and the [Delaware Banking Department], and assuming that this Agreement has been duly authorized, executed and delivered by the Purchaser, this Agreement is the legal, valid and binding obligation of the Sellers, enforceable against Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

     (c) Governmental and Third-Party Consents. Except for any notification that may be required under the HSR Act, the Bank Merger Act and Delaware banking law, no notices, reports or other filings are required to be made by the Sellers with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Sellers from, any Governmental Authority or any other third party in connection with the execution, delivery or performance of this Agreement by the Sellers or the consummation by them of the transactions contemplated by this Agreement, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations which have been given or made or those the failure to obtain which would not have a Material Adverse Effect on the Business or the Sellers.

     (d) No Conflicts. The execution, delivery and performance by the Sellers of this Agreement does not, and (subject to obtaining the Previously Disclosed governmental and third-party consents referred to in Section 4.1(c)) the consummation of the transactions contemplated by this Agreement will not:

          (i) Breach or violate the Constituent Documents of the Sellers;

          (ii) Breach or violate any Requirement of Law or Applicable Order applicable to the Sellers;

          (iii) Breach, violate or result in a default under the terms, conditions or provisions of any Contract of any Seller, or give any third party the right to terminate or cancel any right of any Seller under any Contract of such Seller, or accelerate the performance of its obligations thereunder, in each case where such Contract relates to the Business or is binding upon the Acquired Assets; or

          (iv) Result in the creation of any Lien (other than Permissible Liens) on any Acquired Asset other than a Permissible Lien (with or without the giving of notice or the lapse of time, or both);

except in each case described in clause (ii), (iii) or (iv), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have a Material Adverse Effect on the Sellers or on the Business prior to the Closing Date.

     (e) Absence of Certain Changes.

          (i) Since January 1, 2005, the Business has been conducted in the ordinary course and there has not been any change in the financial condition or results of operations of the Business that has had or would reasonably be expected to have a Material Adverse Effect on the Business prior to the Closing Date or the Sellers.

          (ii) Set forth on Schedule B hereto is a true and complete copy of the write-off policy of each of the Sellers as in effect on January 1, 2005. Since January 1, 2005 (A) the Eligible Accounts and Gross Receivables have been underwritten, established, administered, serviced, collected, terminated and charged-off in the ordinary course consistent with Sellers' past practice, and
(B) Sellers have not materially amended, modified or supplemented or otherwise made any material changes to the policies and procedures as in effect on such date.

     (f) Title to Properties; Encumbrances. Each Seller has good title to or a valid leasehold interest in, or is licensed or otherwise entitled to use, all of the Acquired Assets owned or used by it (other than the Eligible Accounts, to which Section 4.1(k) is applicable), free and clear of all Liens other than Permissible Liens.

     (g) Litigation. There are no Actions pending, in arbitration or before any Governmental Authority against any Seller in connection with the Business or any Acquired Asset, or to the Sellers' Knowledge, threatened against any of the Sellers with respect to the Business or Acquired Assets, in each case that would reasonably be expected to have a Material Adverse Effect on the Business or Acquired Assets prior to the Closing Date.

     (h) Books and Records. All Books and Records of the Sellers relating to the Business have been maintained accurately and in accordance with GAAP (where applicable) and with all Requirements of Law applicable to the Sellers and the Business, except for any instances of inaccuracy or noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers.

     (i) Compliance with Laws. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect on the Business or the Sellers prior to the Closing Date:

          (i) the Sellers are in compliance with all Requirements of Law relating to the Business and the Acquired Assets; and

          (ii) the Sellers are not subject to any capital plan or supervisory agreement, order or memorandum between any of them and any Governmental Authority.

     (j) Account Agreements; Eligible Accounts and Gross Receivables. Except to the extent that any of the following would not have a Material Adverse Effect on the Business prior to the Closing Date or the Sellers:

          (i) Each Seller is the sole owner of and has good title to its Eligible Accounts and Gross Receivables and the Bad Debt Inventory. This Agreement shall, following the Closing Date, and subject to the filing of appropriate financing statements and all required continuations, amendments and replacements thereof, vest in the Purchaser all right, title and interest of the Sellers in and to the Eligible Accounts, the Gross Receivables, free and clear of all Liens.

          (ii) Each Account Agreement is a valid and legally binding obligation of each obligor thereunder, including any cosigner, guarantor or surety, in the full amount thereof set forth in the Books and Records of the Business, and is enforceable against such obligors in accordance with its terms, subject to (A) claims and defenses on disputed transactions asserted by a Customer as indicated on the Master File or the Books and Records, (B) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally and the effect of general equitable principles, and (C) the Soldiers' and Sailors' Civil Relief Act of 1940, as amended. The form of Account Agreement has been previously provided by Sellers to Purchaser, and that form contains all material terms of the Account Agreement as in effect as of the date of this Agreement for each of the Eligible Accounts and the Bad Debt Inventory; provided that no representation or warranty is hereby given as to the capacity, authority or any other factor relating to the identity or status of the obligor which may effect the enforceability of the Account Agreement to which it is party.

          (iii) Each Gross Receivable is not subject to offset, refund, recoupment, reversal, adjustment or any claim or defense by any Person (other than claims or defenses on disputed transactions and refunds of credit balances, as indicated on the Master File). No Gross Receivable and none of the Eligible Accounts related thereto have been reaffirmed by the applicable obligor in connection with or following any bankruptcy, insolvency or similar Action involving such obligor.

          (iv) Each account comprised in the Acquired Assets complies with the applicable Account Agreement.

          (v) All Eligible Account and the Bad Debt Inventory applications have been taken and evaluated and applicants notified in a manner that complied with all applicable Requirements of Law.

          (vi) All Eligible Accounts and the Bad Debt Inventory have been originated, maintained and serviced in all material respects in compliance with all applicable Requirements of Law.

          (vii) All disclosures made in connection with the Eligible Accounts and the Bad Debt Inventory complied in all material respects with all applicable Requirements of Law.

     (k) No Brokers or Finders. The Assumed Liabilities do not include, and the Sellers are solely responsible for and shall pay, any Liability incurred by any of them or any of their Affiliates for any financial advisory fees, brokerage fees, commissions or finder's fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby.

     (l) Accuracy of Information. The information contained in the Master File and the Books and Records delivered to Purchaser prior to the date hereof was, and the information contained in the Master File and the Books and Records delivered to Purchaser on the Closing Date will be, complete and accurate in all material respects as of the date of delivery and the Cut-Off Time, respectively.

     SECTION 4.2 Representations of the Purchaser. The Purchaser represents to the Sellers as follows, that upon approval from the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions with respect to the transactions contemplated by this Agreement:

     (a) Existence and Authority. The Purchaser is an industrial bank, validly existing and in good standing under the laws of Utah and has the requisite power and authority to carry on its business as now conducted and to acquire the Acquired Assets.

     (b) Authorization and Validity. The Purchaser has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser. Subject to the required filings with and approvals by the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions, assuming that this Agreement has been, duly authorized, executed and delivered by the Sellers, this Agreement is, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors' rights generally and to general equitable principles.

     (c) Governmental and Third-Party Consents. Except for any notification that may be required under the HSR Act, the Bank Merger Act and Utah banking law, no notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any Governmental Authority or any other third party in connection with the execution, delivery and performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations which have been give or made or those the failure to obtain which would not have a Material Adverse Effect on the Purchaser or on the Business following the Closing Date.

     (d) No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement does not, and (subject to obtaining the Previously Disclosed governmental and third-party consents referred to in Section 4.2(c)) the consummation of the transactions contemplated by this Agreement will not:

          (i) Breach or violate the Purchaser's Constituent Documents;

          (ii) Breach or violate any Requirement of Law or Applicable Order applicable to the Purchaser;

          (iii) Breach, violate or result in a default under the terms, conditions or provisions of any Contract of the Purchaser, or give any third party the right to terminate or cancel any right of the Purchaser under any such Contract, or accelerate the performance of its obligation thereunder; or

          (iv) Result in the creation of any Lien (other than a Permissible
Lien) on the properties or assets of the Purchaser;

except in each case described in clause (ii), (iii) or (iv), for any breach, violation, default, termination, cancellation, acceleration or Lien that would not reasonably be expected to have a Material Adverse Effect with respect to the Purchaser following the Closing Date.

     (e) Absence of Certain Changes. Since January 1, 2005, there has not been any change in the financial condition or results of operations of the Purchaser that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or the Acquired Assets following the Closing Date.

     (f) Compliance with Laws. Except to the extent that the following would not reasonably be expected to have a Material Adverse Effect with respect to the Purchaser or the Business after the Closing Date:

          (i) the Purchaser is, or on the Closing Date will be, in compliance with all Requirements of Law relating to its credit card business; and

          (ii) the Purchaser is not, and on the Closing Date will not be, subject to any capital plan or supervisory agreement, order or memorandum between it and any Governmental Authority.

     (g) Servicing Qualifications. The Purchaser or any entity to which it has subcontracted its servicing obligations is, or as of the Closing Date will be, licensed and qualified in all jurisdictions necessary to service the Eligible Accounts in accordance with all applicable Requirements of Law, except where the failure to be so qualified would not have a Material Adverse Effect on the Purchaser or the Business.

     (h) Financing. The Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Estimated Purchase Price as required by Section 3.1(c) and to timely pay any and all other amounts to be paid by it under this Agreement and all other agreements entered into in connection herewith or related hereto.

     (i) Litigation. There are no Actions pending, in arbitration or before any Governmental Authority, or to the Purchaser's Knowledge, against the Purchaser or any of its assets that would be reasonably expected to prohibit the transactions contemplated hereby.

     (j) No Brokers or Finders. Any Liability incurred by the Purchaser or its Affiliates for any financial advisory fees, brokerage fees, commissions or finder's fees directly or indirectly in connection with this Agreement or the transactions contemplated hereby will be borne by the Purchaser.

     SECTION 4.3 No Other Representations or Warranties. Except as expressly set forth in this Article IV and Article VI, neither the Sellers nor the Purchaser have made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Acquired Assets, the Assumed Liabilities or the Sellers, the Business or the Purchaser, respectively.

                                    ARTICLE V
                                    COVENANTS

     SECTION 5.1 Conduct of Business.

     (a) Except as otherwise contemplated hereby or Previously Disclosed to the Purchasers, and except for transactions in the ordinary course of business, until the Closing Date, the Parent will, and will cause the other Sellers to, use their respective commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to the Business, to keep available the services of required employees of the Business and to preserve beneficial relationships with Customers, following substantially the same material practices and standards, including collection practices and accounting practices for charge-offs and reserves, as in effect on January 1, 2005.

     (b) Except as otherwise contemplated hereby, and except for transactions in the ordinary course of business, until the Closing Date, the Purchaser will use its respective commercially reasonable efforts to preserve intact the business organizations and relationships with third parties relating to its credit business, to keep available the services of required employees of its credit business and to preserve beneficial relationships with customers in connection with its credit business, following substantially the same material practices and standards, including collection practices and accounting practices for charge-offs and reserves, as in effect on the date hereof.

     SECTION 5.2 Certain Changes. Without limiting Section 5.1, and except as otherwise contemplated hereby or required by applicable Requirements of Law, from the date hereof until the Closing Date, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), the Sellers will not:

     (a) Enter into or amend any Contract relating to the Business (except for the termination of certain collection and reporting Contracts in accordance with their terms) except in the ordinary course of the Business consistent with past practice and only to the extent such entry or amendment would not have a Material Adverse Effect;

     (b) Acquire, except in the course of collection, a material amount of assets from any other Person or all or substantially all of the business or assets of any Person if such business or assets would constitute Acquired Assets;

     (c) Change in any material respect its credit and underwriting, posting, collection, charge-off or operating policies and procedures (or the manner of application thereof) with respect to the Business as in effect on January 1, 2005;

     (d) Sell, lease or otherwise dispose of any of the Acquired Assets except
(1) in the ordinary course of business consistent with past practice and in transactions that individually or in the aggregate with all such other dispositions would not have a Material Adverse Effect on the Sellers or the Business, (2) in connection with securitizations of receivables arising under the Eligible Accounts (provided that the benefits thereof are transferable to the Purchaser at the Closing), (3) pursuant to the terms of commitments existing as of the date hereof or (4) as Previously Disclosed;

     (e) Change any of the Account Agreements, except in accordance with its terms;

     (f) Agree with any Person or otherwise commit themselves to do any of the foregoing.

If Sellers contemplate taking any of the permitted actions set forth in clauses
(a) through (d) above, they shall provide prior notice of such action to Purchaser.

     SECTION 5.3 Access and Confidentiality.

     (a) Until the Closing Date, upon reasonable prior notice and subject to applicable Requirements of Law relating to the exchange of information, the Parent will, and will cause the other Sellers to, permit the Purchaser and its authorized representatives to have reasonable access, during regular business hours for purposes consistent with this Agreement (including reasonable access to the servicing reports, systems and procedures of the other Sellers), to the personnel, properties and financial Books and Records relating to the Business, to the extent that such access does not interfere with the business of the Sellers; provided, that the Purchaser and such representatives comply with the confidentiality obligations contained herein and in the Confidentiality Agreement (as defined below); and provided, further that the foregoing shall not
(1) require the Sellers to permit any inspection, or to disclose any information, that in their reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Sellers or their Affiliates unrelated to the Business or violate any obligations of the Sellers to any third party with respect to confidentiality if the Sellers shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (2) require any disclosure by the Sellers that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

     (b) If this Agreement is terminated, the Purchaser, at its own expense, will promptly deliver (without retaining any copies) to the applicable Seller, or (at the Sellers' option) confirm in writing to the Sellers that it has completely destroyed, all information furnished to the Purchaser or its representatives by the Sellers or any of their agents, employees or representatives in connection with this Agreement, whether so obtained before or after the execution hereof, and all analyses, compilations, forecasts, studies or other documents prepared by the Purchaser or its representatives that contain or reflect any such information. The Purchaser will cause any information so obtained to be kept confidential and will not use, or permit the use of, such information in its business or in any other manner or for any other purpose except as contemplated by this Agreement.

     (c) In addition to the confidentiality arrangements contained herein, all information provided or obtained in connection with the transactions contemplated by this Agreement (including pursuant to clause (a) above) will be held by the Purchaser in accordance with the Confidentiality Agreement between the Purchaser and the Parent dated September 3, 2004 (the "Confidentiality Agreement"). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.

     (d) The Sellers and their Affiliates shall be entitled to specific performance of the foregoing provisions of this Section 5.3 and the provisions of the Confidentiality Agreement, in addition to any other remedies that they may have at law or in equity.

     SECTION 5.4 Reasonable Efforts; Other Filings.

     (a) Subject to the terms and conditions of this Agreement, the Purchaser will, and the Parent will and cause the other Sellers to, use commercially reasonable efforts to take, or cause to be taken, all actions and will do, or cause to be done, all things necessary, proper or advisable under applicable Requirements of Law, so as to permit consummation of the Purchase of assets and Assumption as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated by this Agreement and will cooperate fully to that end.

     (b) Without limiting Section 5.4(a), the Parent will and will cause the other Sellers to, and the Purchaser will, use reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including taking any action necessary to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Authority adversely affecting the transactions contemplated by this Agreement or this Agreement, including promptly appealing any adverse court or administrative decision. Each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall consult with the other with respect to the obtaining of such permits, consents, approvals and authorizations and to keep the other apprised of the status thereof. Subject to appropriate confidentiality protections, the Sellers and the Purchaser shall each furnish to the others such necessary information and reasonable assistance as any of the other parties may request in connection with the foregoing and shall each provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party's Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each party shall, subject to applicable Requirements of Law, permit counsel for the other party to review in advance any such proposed written communication to any Governmental Authority.

     (c) Without limiting the foregoing, the Parent will, and will cause the other Sellers to, and the Purchaser will, use reasonable best efforts to obtain the Requisite Regulatory Approvals in time to permit the Closing Date to occur on or before October 31, 2005 or, if the Closing Date has not occurred, as promptly after October 31, 2005 as reasonably practicable. The Parent, on the one hand, and the Purchaser, on the other hand further agrees, without any request or demand by the other, to complete all necessary filings related to the Requisite Regulatory Approvals no later than ten (10) Business Days from the execution and delivery of this Agreement and to prosecute actively all such filings and pursue the receipt of each Requisite Regulatory Approval.

     (d) The Purchaser will promptly notify the Sellers in writing, and the Parent will and will cause the other Sellers to promptly notify the Purchaser in writing, upon (i) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated hereunder, or (ii) receiving any notice from any Governmental Authority of its intention to (A) institute an Action to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated hereunder or (B) nullify or render ineffective this Agreement if such transactions are consummated.

     (e) The filing fees under the HSR Act or any other antitrust or other laws shall be borne by the Purchaser.

     SECTION 5.5 Additional Instruments. At the reasonable request of the Parent, on the one hand, or the Purchaser, on the other hand, at or after the Closing, the Person receiving such request will promptly execute and deliver, or cause to be executed and delivered, to the requesting party such assignments, bills of sale, assumption agreements, consents and other similar instruments in addition to those required by this Agreement, in form and substance satisfactory to the requesting party, as may be reasonably necessary to carry out or implement any provision of this Agreement.

     SECTION 5.6 Marks; Branding. It is expressly agreed that, except for the limited license granted in the Program Agreement and as is otherwise provided in this Section 5.6, the Purchaser is not purchasing or acquiring any right, title or interest in the name "Blair" or any variation thereof or any trademarks, trade names or service marks or other intellectual property of the Sellers or their Affiliates as the Sellers or their Affiliates have used prior to the date of this Agreement (or will or may use or own thereafter) in connection with the Eligible Accounts or the Business (collectively, the "Marks"). The Purchaser acknowledges that the Sellers or their Affiliates own the Marks and goodwill related thereto and symbolized thereby, and the Purchaser covenants not to contest the Sellers' or their affiliates' title in and to the Marks. However, the Sellers hereby grant the Purchaser a royalty-free license to use, after the Closing, the name "Blair" and such other marks of the Sellers as have been used in connection with the Eligible Accounts and the Gross Receivables for identification purposes, to the extent permitted by Law, in any collection efforts or other Customer communications and for the purpose of otherwise enforcing all of the Purchaser's rights in the Acquired Assets. The Purchaser shall cease all use of the Marks under this exception when the Purchaser no longer owns any Eligible Accounts.

     SECTION 5.7 Notice to Customers.

     (a) On or within seven (7) Business Days following the Closing Date, the Purchaser will, after conferring with the Sellers, prepare a form or forms of notice to each Customer with an Eligible Account to the effect that such Customer's Eligible Account has been acquired by the Purchaser. Such notice shall be in the form that will comply with all applicable Requirements of Law. The costs of preparation and mailing of such notices shall be borne by the Purchaser. The mailing shall be made in such manner and at such time as the Purchaser decides, after conferring with the Sellers.

     (b) From and after the date of this Agreement and until the Closing, the Purchaser and its Affiliates shall not communicate with the Customers (whether by mail, by telephone or otherwise) without the prior written consent of the Sellers.

     SECTION 5.8 Intentionally Omitted.

     SECTION 5.9 Post-Closing Access. On and after the Closing Date, the Purchaser and the Seller will upon reasonable notice afford to the other party, their Affiliates and their representatives reasonable access (including the right to copy to the extent permitted by Requirements of Law), without charge, during normal business hours, to the Acquired Assets, the Books and Records relating thereto and any third party who maintains or controls any of the foregoing, all as may be reasonably required in order to enable the requesting party to (i) perform any covenants required to be performed under this Agreement after the Closing Date by them; (ii) permit the preparation of any Tax Return or other document required to be filed with any Governmental Authority; (iii) respond to any Action by any Governmental Authority or any other Person, including any Customer; and (iv) permit the processing of or response to any claim made under this Agreement and the other party shall reasonably cooperate with the requesting party, if requested, in connection with the foregoing. The party requesting such access shall comply with the other party's security policies and procedures.

     SECTION 5.10 Cooperation in Litigation. The Sellers shall keep all Accounts in Actions and copies of all litigation filings, correspondence, Books and Records and other documentation of any kind that the Sellers reasonably determine are necessary or desirable in connection with its handling and disposition of Actions, and the parties shall comply with each other's reasonable requests for access concerning any Actions or materials relating thereto.

     SECTION 5.11 Bulk Sales Law. The Purchaser and the Sellers hereby acknowledges that they do not intend to comply, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sale or similar Requirement of Law (including the Uniform Commercial Code Bulk Transfer provisions).

     SECTION 5.12 Sellers other than the Parent. The Parent shall take all lawful actions to cause the other Sellers to comply with all agreements and covenants applicable to them.

     SECTION 5.13 Other Negotiations. During the period from the date of this Agreement to the Closing Date, except as otherwise required based upon the fiduciary duties applicable to the Board of Directors of each Seller under Delaware law, the Sellers shall not, directly or indirectly, (i) initiate, solicit or encourage discussions with; (ii) provide (or permit access to) information to, or (iii) approve or enter into a transaction with, any Person or group of Persons concerning any proposed or possible transfer of any of the Acquired Assets.

     SECTION 5.14 No Waiver. The Sellers and the Purchaser are sophisticated parties and have negotiated the terms of this Agreement with the specific purpose of, among other things, allocating the Sellers' and the Purchaser's respective risks and obligations hereunder.

     (a) The Sellers expressly acknowledge and agree that the Purchaser's actual or constructive knowledge, whether on, prior to or following the date of this Agreement of (i) any breach of any representation or warranty of the Sellers in
Section 4.1 hereof or (ii) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would cause or be reasonably likely to cause the failure of any of the conditions set forth in Section 7.2(a) or 7.2(b), shall not (x) limit, constitute a waiver of or otherwise affect any rights of or remedies available to the Purchaser under this Agreement, including, without limitation, the Purchaser's termination rights under Article VIII and rights to indemnification under Section 9.2 or (y) qualify, excuse any inaccuracies in or otherwise alter or affect the Sellers' representations and warranties or obligations under this Agreement.

     (b) The Purchaser expressly acknowledges and agrees that the Sellers' actual or constructive knowledge, whether on, prior to or following the date of this Agreement of (i) any breach of any representation or warranty of the Purchaser in Section 4.2 hereof or (ii) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would cause or be reasonably likely to cause the failure of any of the conditions set forth in Section 7.3(a) or 7.3(b), shall not (x) limit, constitute a waiver of or otherwise affect any rights of or remedies available to the Sellers under this Agreement, including, without limitation, the Sellers' termination rights under Article VIII and rights to indemnification under Section 9.3 or (y) qualify, excuse any inaccuracies in or otherwise alter or affect the Sellers' representations and warranties or obligations under this Agreement.

                                   ARTICLE VI
                                      TAXES

     (a) The Parent hereby represents and warrants to the Purchaser that the Sellers have timely filed all Tax Returns relating to the Business, the Acquired Assets that they were required to file on or before the date hereof (taking into account all applicable extensions), and have timely paid all Taxes shown thereon as due and owing. There are no Liens with respect to Taxes upon any of the Acquired Assets other than with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate action.

     (b) At the requesting party's expense, the parties hereto shall furnish or cause to be furnished to each other, promptly upon reasonable request, any information and assistance relating to the Acquired Assets and the Business as the requesting party deems reasonably necessary in connection with the filing of any Tax Returns, the preparation for any audit by any Taxing authority, the response to any inquiry by a Taxing authority, the mailing or filing of any notice and the prosecution or defense of any claim, suit or proceeding relating to any Tax Returns or any other filing required to be made with any Taxing authority or any other matter related to Taxes. The Purchaser will, and the Parent will and will cause the other Sellers to, cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business prior to the Closing Date. However, notwithstanding any other provision in this Section 6, and except as specifically required elsewhere in this Agreement or the Program Agreement, the Purchaser shall not be obligated to disclose to Sellers or their agents information regarding the Eligible Accounts that arises after the Closing Date.

     (c) Notwithstanding anything in this Agreement to the contrary, all Tax Returns filed by the Sellers for periods ending on or before the Closing Date shall remain the property of the Sellers.

     (d) Notwithstanding anything in this Agreement to the contrary, all excise, sales, use, transfer, documentary, stamp or similar Taxes (excluding Taxes on income) that are payable or that arise as a result of the consummation of the transactions contemplated by this Agreement and any recording or filing fees with respect thereto will be borne by the Purchaser.

     (e) The Purchaser shall, if the Sellers so request and at the Sellers' expense (for reasonable costs and expenses), cooperate with the Sellers to file for and obtain any Tax refund that relates to any period prior to the Closing Date.

                                   ARTICLE VII
                                   CONDITIONS

     SECTION 7.1 Conditions to Each Party's Obligations to Effect the Purchase and Assumption. The respective obligations of the Parent, the other Sellers and the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following conditions:

     (a) Governmental and Regulatory Approvals. (i) The HSR waiting period shall have expired or have been earlier terminated, applicable bank regulatory approvals shall have been obtained, Bank shall have obtained approval from the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions with respect to the transactions contemplated by this Agreement, Sellers shall have obtained approval from the Federal Deposit Insurance Corporation and the Delaware State Banking Commission with respect to the transactions contemplated by this Agreement, all applicable approval under the Bank Merger Act shall have been obtained and (ii) all other authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required to effect the transactions contemplated by this Agreement (other than the Requisite Regulatory Approvals) shall have been obtained or made and shall be in full force and effect and all waiting periods required by applicable Requirements of Law in connection therewith shall have expired or been terminated except to the extent that the failure to obtain any such other approvals or authorizations would not be reasonably expected to have a Material Adverse Effect on the Business, the Purchaser or the Sellers.

     (b) Third Party Consents. All necessary consents and approvals of third Persons shall be in full force and effect, including Lien releases.

     (c) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, by-law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

     (d) Program Agreement. The Program Agreement shall have been duly executed and delivered by the other party thereto.

     (e) Financing Statements. The Sellers shall have executed and delivered UCC-1 financing statements to be filed in the Offices of the Secretaries of State of the states of Delaware and Pennsylvania and any other state necessary to perfect the sale of receivables purchased pursuant to the terms and conditions hereof.

     (f) Conversion and Operation. In connection with and in preparation for the conversion, prior to the Conversion Date all relevant information and data shall have been exchanged between Sellers and Purchaser, such data shall have been tested and reports of such testing shall have been exchanged and shall be mutually acceptable to Sellers and Purchaser, and Sellers and Purchaser shall have agreed that the credit program to be operated pursuant to the Program Agreement is operational.

     SECTION 7.2 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the Purchase and Assumption are subject to the fulfillment or written waiver, at or prior to the Closing Date, of the following additional conditions:

     (a) Performance of Obligations. The Sellers shall have performed in all material respects all their covenants and agreements set forth in this Agreement, to the extent required at or prior to the Closing Date. The Pooling Agreement and all related agreements entered into in connection therewith shall have been terminated, and Sellers shall have all right, title and interest in and to the Acquired Assets.

     (b) Representations. The representations of the Sellers set forth in this Agreement shall be true and correct as of (1) the date of this Agreement subject to the introductory sentence of Section 4.1 and the satisfaction of the second sentence of Section 7.2(a) above, and (2) the Closing Date, except that representations that by their terms speak as of some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, a Material Adverse Effect on the Parent, BF or the Business.

     (c) Certificate. The Purchaser shall have received a certificate signed on the Sellers' behalf by an executive officer of the Parent, dated the Closing Date, to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

     (d) Affidavit. Each Seller shall have delivered to the Purchaser a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under Treasury regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a foreign person as defined in Section 1445 of the Code.

     SECTION 7.3 Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Purchase and Assumption are subject to the fulfillment or waiver in writing, at or prior to the Closing Date, of the following additional conditions:

     (a) Performance. The Purchaser shall have performed in all material respects all its covenants and agreements set forth in this Agreement to the extent required at or prior to the Closing Date.

     (b) Representations. The representations of the Purchaser set forth in this Agreement shall be true and correct as of (1) the date of this Agreement, and
(2) the Closing Date, except that any representations that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date (in each case, without giving any effect to any qualifications or limitations as to materiality or Material Adverse Effect contained therein), except to the extent that any failure to be so true and correct has not had, or is not reasonably likely to have, a Material Adverse Effect on the Purchaser and would not reasonably be expected to have a Material Adverse Effect on the Business following the Closing Date.

     (c) Certificate. The Sellers shall have received a certificate signed on the Purchaser's behalf by an executive officer of the Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

                                  ARTICLE VIII
                                   TERMINATION

     SECTION 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time before the Closing Date only:

     (a) By the written consent of the parties hereto;

     (b) By the Purchaser or the Parent, if (i) any approval of a Governmental Authority, the lack of which would result in the failure to satisfy the condition set forth in Section 7.1(a), has been denied by the Governmental Authority, and (ii) in each case such party has no opportunity to cure the fault giving rise to such denial, including through reapplication or appeal;

     (c) By the Purchaser or the Parent, if (i) any permanent injunction or Action by any Governmental Authority of competent jurisdiction prohibiting consummation of the transactions contemplated by this Agreement becomes final and nonappealable; (ii) any law or regulation makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, including any law imposing fiduciary duties referenced in Section 5.13; or (iii) consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction;

     (d) By the Purchaser or the Parent, if the transactions contemplated by this Agreement are not consummated by October 31, 2005; provided, however, that neither Purchaser, on the one hand, nor the Parent, on the other hand, may terminate this Agreement pursuant to this Section 8.1(d) if its (or one of its Affiliate's) breach of any representation, warranty or covenant contained herein has been the cause of or resulted in the failure to consummate such transactions by such date; or

     (e) By either the Purchaser, on the one hand, or the Parent, on the other hand, in the event of a breach or default in the performance by the other party (other than any of its Affiliates) of any representation, warranty, covenant or agreement hereunder, which breach or default (i) would, individually or in the aggregate with all other uncured breaches and defaults of such other party, constitute grounds for the conditions set forth in Section 7.2(a) or (b) or
Section 7.3(a) or (b), as the case may be, not to be satisfied at the Closing Date and (ii) has not been, or cannot be, cured within thirty (30) days after written notice, describing such breach or default in reasonable detail, is given by the terminating party to the breaching or defaulting party.

     SECTION 8.2 Effect of Termination. If this Agreement is terminated, no party hereto (or any of its Affiliates, directors, officers, representatives or agents) will have any Liability or further obligation to any other party to this Agreement, except for (1) obligations which survive termination as expressly provided for in Section 9.1 and (2) liabilities or obligations arising out of or related to any knowing, willful or intentional breach of this Agreement prior to such termination.

                                   ARTICLE IX
                            SURVIVAL; INDEMNIFICATION

     SECTION 9.1 Survival.

     (a) The representations or warranties of the parties in this Agreement will survive the Closing until two (2) years after the Closing Date; provided that
(i) the representations and warranties of Sellers set forth in Section 4.1(g) and the representations and warranties of Parent set forth in Article VI shall survive for the applicable statutory period, and (ii) the representations and warranties of Sellers set forth in Section 4.1(a), 4.1(b), 4.1(f), 4.1(i), 4.1(j) and 4.1(k) shall survive indefinitely.

     (b) No agreement or covenant in this Agreement will survive the Closing Date, other than (i) the covenants in Section 5.1 (Conduct of Business) and 5.2 (Certain Changes) which shall survive until one year after the Closing Date and
(ii) the covenants set forth in Sections 2.3 (Purchase Price; Purchase Price Adjustment), 2.4 (Allocation of Purchase Price), 5.5 Additional Instruments),
5.6 (Marks; Branding), Article VI (Taxes), Section 8.2 (Effect of Termination), this Article IX (Survival; Indemnification) and Sections 10.6 (Governing Law) and 10.7 (Waiver of Jury Trial).

     (c) No claim for indemnification pursuant to this Article IX for breach of any representation, warranty or covenant may be brought after the date on which such representation, warranty or covenant no longer survives; provided, that if any reasonably specific indemnification claim is validly made prior to the termination of the applicable survival period, the indemnifying party's obligation hereunder with respect to such indemnification claim shall survive until such claim has been finally resolved.

     SECTION 9.2 Indemnification by Sellers. Each Seller agrees, jointly and severally, to indemnify the Purchaser, and each of its officers, directors, employees, equity holders, attorneys, agents and Affiliates against and agrees to hold each of them harmless from, any and all damage, loss, Liability, expense, judgment, settlement, claim, cost or penalty (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) (collectively, "Losses") incurred or suffered by the Purchaser or any of their respective officers, directors, employees, equity holders, attorneys, agents or Affiliates, whether or not resulting from a third party claim, arising out of or relating to or resulting from, without duplication, (1) any breach of a representation or warranty of any Seller contained in this Agreement or in any certificate delivered by any Seller pursuant to this Agreement, (2) any breach of an agreement or covenant made by any Seller in this Agreement, (3) any inaccuracy in any certificate or instrument delivered by any Seller to the Purchaser pursuant to this Agreement, (4) any Seller's use or operation of any Acquired Assets prior to the Closing, including any act or omission of any Seller, any of their respective officers, directors, employees, attorneys, agents or Affiliates relating thereto, (5) any failure of any Seller, or any of their respective Affiliates to comply with any applicable "bulk sales" or similar Requirement of Law in connection with the consummation of the transactions contemplated by this Agreement, or (6) Sellers' actions or omissions relating to any accounts and/or receivables which are not Eligible Accounts or Eligible Receivables. Notwithstanding the foregoing, the Purchaser and its Affiliates will not be entitled to indemnity pursuant to this Section
9.2 (i) in respect of any individual Action or individual claim, fact or occurrence or any series of related Actions, claims, facts or occurrences (including any class action), until Losses in respect of such individual or related Actions, claims, facts or occurrences are greater on a cumulative basis than the Indemnity Deductible or (ii) for any Losses, until the aggregate amount of such Losses incurred or suffered by the Purchaser or any of its Affiliates exceeds on a cumulative basis the Indemnity Deductible, in which case the Purchaser and its Affiliates shall be entitled to indemnification for the full amount of such Losses in excess of such Indemnity Deductible; provided that in no event will Purchaser and its Affiliates be entitled to indemnity for Losses pursuant to this Section 9.2 to the extent that the amount of Losses, in the aggregate, incurred or suffered by the Purchaser or any of its Affiliates exceeds the Indemnity Cap.

     SECTION 9.3 Indemnification by the Purchaser. The Purchaser agrees to indemnify each Seller, and each of their respective officers, directors, employees, equity holders, attorneys, agents and Affiliates against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by a Seller or any Seller's officers, directors, employees, equity holders, attorneys, agents or Affiliates, whether or not resulting from a third party claim, arising out of, relating to or resulting from, without duplication, (1) any breach of a representation or warranty of the Purchaser contained in this Agreement or in any certificate delivered by the Purchaser pursuant to this Agreement, (2) any breach of an agreement or covenant made by the Purchaser in this Agreement, (3) any inaccuracy in any certificate or instrument delivered by the Purchaser to any Seller pursuant to this Agreement, (4) any Assumed Liability or any Liability or obligation of Purchaser to any third party arising or to be paid, performed or discharged after the Closing Date, (5) Purchaser's use and operation of the Acquired Assets from and after the Closing Date, including any act or omission of Purchaser or any of Purchaser's officers, directors, employees, agents, or Affiliates relating thereto, (6) any failure of Purchaser or any of its Affiliates to comply with any applicable "bulk sales" or similar Requirement of Law in connection with the consummation of the transactions contemplated by this Agreement, (7) the Purchaser's actions or omissions relating to any Acquired Assets which are accounts and/or receivables which are not Eligible Accounts, or (8) any violation or alleged violation of any federal, state, local or municipal law or regulation with respect to the Acquired Assets or the Assumed Liabilities. Notwithstanding the foregoing, the Sellers and their respective Affiliates will not be entitled to indemnity pursuant to this Section 9.3 (i) in respect of any individual Action or individual claim, fact or occurrence or any series of related Actions, claims, facts or occurrences (including any class action), until Losses in respect of such individual or related Actions, claims, facts or occurrences are greater on a cumulative basis than the Indemnity Deductible or (ii) for any Losses, until the aggregate amount of such Losses incurred or suffered by any Seller(s) or any of their respective Affiliates exceeds on a cumulative basis the Indemnity Deductible, in which case the Sellers and their respective Affiliates shall be entitled to indemnification for the full amount of such Losses in excess of such Indemnity Deductible; provided that in no event will Sellers and their respective Affiliates be entitled to indemnity for Losses pursuant to this Section 9.3 to the extent that the amount of Losses, in the aggregate, incurred or suffered by the Sellers or any of their respective Affiliates exceeds the Indemnity Cap.

     SECTION 9.4 Notice, Settlements and Other Matters.

     (a) A party seeking indemnification pursuant to Section 9.2 or 9.3 (an "Indemnified Party") must give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of a claim for indemnification or the assertion or commencement of any Action, in respect of which indemnity may be sought hereunder specifying in reasonable detail the individual items of such Losses including the amount, the date each such item was paid, or properly accrued or arose, and the specific details of the breach of representation, warranty or covenant or other claim or matter to which such item is related. Notwithstanding the foregoing, the failure of the Indemnified Party to furnish the written notice referred to in the preceding sentence in a prompt manner shall not affect its right to indemnification and will not relieve the Indemnifying Party of any Liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party's right to defend the matter is materially and irrevocably prejudiced by such failure to give prompt notice. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may, subject to Section 9.4(b), elect at any time to negotiate a settlement or a compromise of such Action or to defend such Action, in each case at its sole cost and expense and with its own counsel reasonably acceptable to the Indemnified Party, provided, however that any such settlement or compromise may only be for the payment of money damages, unless with the prior written consent of the Indemnified Party. If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above the Indemnifying Party (i) advises the Indemnified Party in writing that it will not elect to defend, settle or otherwise compromise or pay such Action or (ii) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party's continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such Action; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such Action or claim, all of the Indemnified Party's reasonable costs arising out of the defense, settlement, compromise or payment thereof will be Losses subject to indemnification by the Indemnifying Party. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such Action, provided the Indemnifying Party has elected to defend, settle or otherwise compromise or pay such Action. If the Indemnifying Party elects to defend any such Action, the Indemnified Party may participate in such defense with counsel of its choice at the Indemnified Party's sole cost and expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice, or having elected to assume such defense, thereafter ceases to diligently pursue its defense of such Action, or
(iii) the Indemnified Party has reasonably concluded that there may be defenses available to it, that are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such Action on behalf of the Indemnified Party), in any of which event attorney's fees and expenses shall be borne by the Indemnifying Party.

     (b) The Indemnified Party will have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party is not fully and unconditionally released from any Liability resulting from that claim or is required to pay any costs, expenses or damages to any Person as a result of the Action that are not covered by and paid or payable pursuant to the indemnity provided herein. The Indemnified Party will not have the right to settle any third party Action without the written consent of the Indemnifying Party if the Indemnifying Party is actively contesting such Action in good faith and has assumed the defense of such Action from the Indemnified Party or if the period for determining whether or not to assume the defense of such Action from the Indemnified Party has not expired.

     (c) In calculating the amount of any Losses of an Indemnified Party under this Article IX, there will be subtracted the amount of any (1) insurance proceeds (net of Taxes actually incurred, and other than proceeds received through self-insurance or insurance provided by Affiliates of such Indemnified Party) actually received by the Indemnified Party with respect to such Losses and (2) third-party payments actually received by the Indemnified Party with respect to such Losses. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (1) or (2) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. Upon the payment in full of any claim hereunder, the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

     (d) Without limitation of their respective rights and obligations as set forth elsewhere in this Article IX, and subject to the procedures for indemnification claims set forth in this Article IX, the Indemnified Party will act in good faith, will use commercially reasonable efforts to mitigate any Losses, will use similar discretion in the use of personnel and the incurring of expenses as the Indemnified Party would use if the Indemnified Party was engaged and acting entirely at its own cost and for its own account, and will consult regularly with the Indemnifying Party regarding the conduct of any Actions or the taking of any action for which indemnification may be sought.

     (e) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE INDEMNIFICATION PROVIDED FOR HEREIN SHALL NOT COVER, AND IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE FOR, ANY INDIRECT DAMAGES, INCLUDING CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR SPECIAL DAMAGES, OR PUNITIVE DAMAGES OR IN THE CASE OF ANY "PUTATIVE DAMAGES," OR FOR ANY INDEMNIFIED PARTY'S NEGLIGENCE OR WILLFUL MISCONDUCT.

     (f) BANK'S TOTAL CUMULATIVE LIABILITY TO BLAIR FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED THE INDEMNITY CAP

PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO BANK'S INTENTIONAL BREACH OF THIS AGREEMENT.

     (g) BLAIR'S TOTAL CUMULATIVE LIABILITY TO BANK FOR ALL DAMAGES FOR ANY CAUSE WHATSOEVER, SHALL NOT EXCEED THE INDEMNITY CAP PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT APPLY WITH RESPECT TO BLAIR'S INTENTIONAL BREACH OF THIS AGREEMENT

     (h) After the Closing Date, other than as provided in Section 2.3 and except with respect to claims based on fraud and/or claims seeking equitable remedies, this Article IX will constitute the Sellers' and the Purchaser's exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

     SECTION 10.1 Notices. All notices and other communications by the Purchaser or the Sellers hereunder will be in writing to the other party and will be deemed to have been duly given when delivered in person, when received via facsimile or overnight courier, or when posted by United States registered or certified mail, with postage prepaid, addressed as follows:

          if to the Purchaser to:

               World Financial Capital Bank
               2855 East Cottonwood Pkwy
               Salt Lake City, UT 84121
               Attn: Marvin Corne,
                     President
               Facsimile: (801) 527-2283

          with a copy to:

               ADS Alliance Data Systems, Inc.
               800 Tech Center Drive
               Gahanna, OH 43230
               Attention: Karen A. Morauski,
                          Vice President and Counsel
               Facsimile: (614) 944-5801
          if to the Sellers, to:

               c/o Blair Corporation
               220 Hickory Street
               Warren, PA 16366
               Attention: Bryan Flanagan,
                          Chief Financial Officer
               Facsimile: (814) 726-6123

          with a copy to:

               Patton Boggs LLP
               2550 M Street, N.W.
               Washington, DC 20037
               Attention: John H. Vogel, Esq.
                          Philip G. Feigen, Esq.
               Facsimile: (212) 457-6315

Notices and other communications may also be sent to such other address or addresses as the Purchaser or the Sellers may from time to time designate by notice as provided herein, except that notices of change of address will be effective only upon receipt.

     SECTION 10.2 Expenses.

     (a) Except as otherwise provided herein, all legal and any other third-party costs and expenses incurred in connection herewith and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, except that all fees or other amounts payable to any Governmental Authority in connection with any Requisite Regulatory Approval shall be paid by the Purchaser.

     (b) Collection efforts and related expenses on all Eligible Accounts made or incurred by the Sellers prior to the Closing Date will be the responsibility of the Sellers, and all monies collected thereon prior to the Closing Date shall be retained by the Sellers.

     (c) The Purchaser shall be responsible for all fees of the rating agencies in connection with confirming ratings and providing approvals for the contemplated assumptions by the Purchaser.

     SECTION 10.3 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder may not be assigned by any party to any Person without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void; provided, however, that the Purchaser may assign its rights to purchase all or any portion of the Acquired Assets hereunder to one or more of its Affiliates.

     SECTION 10.4 Entire Agreement; Amendment; Waiver. This Agreement, including the Annexes and Schedules hereto and thereto, embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement (or the other documents referred to in the preceding sentence) has been made or relied on by any party in entering into this Agreement. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced.

     SECTION 10.5 Counterparts. This Agreement may be executed in two or more counterparts any of which may be delivered by facsimile transmission and all of which will together constitute one and the same instrument.

     SECTION 10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     SECTION 10.7 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

     SECTION 10.8 Severability. In case any one or more of the provisions contained herein will be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

     SECTION 10.9 Public Announcement. Except for any notice which is required by law or regulation, each of the Purchaser, on the one hand, and each Seller, on the other hand, agrees that it will not issue a press release, make any other public statement or make any statement to the employees with respect to the transactions contemplated by this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Each of the Purchaser, on the one hand, and each Seller, on the other hand, agrees, if possible, to notify and consult with the other at least one Business Day in advance of filing any notice required by law or regulation.

     SECTION 10.10 Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, will confer on any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities; provided that the provisions of Article IX will inure to the benefit of the Indemnified Parties.

     SECTION 10.11 Further Assurances. Each of the parties hereto shall, whenever and as often as reasonably requested to do so by another party hereto, execute, acknowledge and deliver any and all such other and further acts, assignments, endorsements, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect (i) the Purchase and Assumption as contemplated hereby, and (ii) the consummation of the other transactions contemplated hereby.

                         (Signature block on next page.)

     IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

PURCHASER:

WORLD FINANCIAL CAPITAL BANK


By: /s/ MARVIN H. CORNE
    ---------------------------------
Name: Marvin H. Corne
      -------------------------------
Title: President
       ------------------------------


SELLERS

BLAIR CORPORATION


By: /s/ BRYAN J. FLANAGAN
    ---------------------------------
Name: Bryan J. Flanagan
      -------------------------------
Title: Senior Vice President and
       Chief Financial Officer
       ------------------------------


JLB SERVICE BANK


By: /s/ STEPHEN P. WIEDMAIER
    ---------------------------------
Name: Stephen P. Wiedmaier
      -------------------------------
Title: President and Chief
       Executive Officer
       ------------------------------


BLAIR CREDIT SERVICES CORPORATION


By: /s/ STEPHEN P. WIEDMAIER
    ---------------------------------
Name: Stephen P. Wiedmaier
      -------------------------------
Title: President
       ------------------------------


BLAIR FACTORING COMPANY


By: /s/ RANDALL W. WEIDERT
    ---------------------------------
Name: Randall W. Weidert
      -------------------------------
Title: President